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October 11, 1996


U.S. Office Products Company
1440 New York Avenue, N.W.
Suite 310
Washington, D.C. 20005

Re: Sale of Shares of Common Stock Pursuant to
    REGISTRATION STATEMENT ON FORM S-3


Gentlemen:

We have acted as counsel to U.S. Office Products Company, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offering to the public by Quantum Partners LDC or by pledgees, donees, transferees or other successors in interest thereof, of 1,250,000 shares of Common Stock (the "Shares"). Except as otherwise defined herein, capitalized terms are used herein as defined in the Registration Statement.

For purposes of our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when and to the extent sold by the Selling Stockholder pursuant to the terms described in the Registration Statement, will be legally issued,fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP